                                                                     Exhibit 1.2


The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
                   CHINA EASTERN AIRLINES CORPORATION LIMITED

  (A joint stock limited company incorporated in the People's Republic of China (the "PRC") with limited liability)

                               (Stock code: 670)

                          THIRD QUARTERLY REPORT 2004

--------------------------------------------------------------------------------
This announcement is made by China Eastern Airlines Corporation Limited (the "Company") pursuant to the disclosure requirement under Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

The financial statements of the Company for the third quarter of 2004 were not audited, and were prepared in accordance with the PRC Accounting Regulations.
--------------------------------------------------------------------------------

1.   IMPORTANT NOTICE

     This announcement was made by the Company pursuant to the disclosure requirement under Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

     This quarterly report was prepared in accordance with the regulations as prescribed by the China Securities Regulatory Commission in relation to disclosure of information in quarterly reports for listed companies, and is published simultaneously in Shanghai and Hong Kong. The financial statements of the Company for the third quarter of 2004 were not audited, and were prepared in accordance with the PRC Accounting Regulations.

     The board of directors of the Company (the "Board") hereby confirms that the information set out in this report does not contain any false information, misleading statement or material omission, and accepts joint and several responsibility for the truthfulness, accuracy and completeness of the contents of this report.

     This quarterly report was considered and approved at the fifth ordinary meeting of 2004 of the Board. Mr. Cao Jianxiong, Director, was absent from the meeting with reason and appointed Mr. Li Fenghua, Director, as his proxy to vote on his behalf, Mr. Hu Honggao and Mr. Xie Rong, Independent non-executive Directors, were absent from the meeting with reason and appointed Mr. Zhou Ruijin, Independent non-executive Director, as their proxy to vote on their behalf.

     Mr. Li Fenghua, Chairman of the Board, Mr. Luo Chaogeng, President of the Company, Mr. Luo Weide, Chief Financial Officer, Mr. Jia Shaojun, General Manager of the Financial Department and officer-in-charge of the accounting department, hereby represent that the financial report forming part of this quarterly report is true and complete.

2.   BASIC PARTICULARS OF THE COMPANY

     2.1  Basic Company information

          Abbreviation:                        Eastern Airlines
          Code:                                600115 (A Share)
                                               670 (H Share)

          Secretary of the Board:              Luo Zhuping
          Telephone:                           8621-62686268

          Securities representative:           Lu Shaojun
          Telephone:                           8621-62686268-30928

          Contact address:                     2550, Hongqiao Road
                                               Shanghai
                                               The People's Republic of China

          Facsimile:                           8621-62686116
          e-mail address:                      ir@ce-air.com

     2.2  Financial information

          2.2.1  Main accounting data and financial indicators


                                                                                                   INCREASE/DECREASE
                                                                                                      BETWEEN END OF
                                                               END OF                END OF     REPORTING PERIOD AND
                                                     REPORTING PERIOD             LAST YEAR         END OF LAST YEAR
                                                                (RMB)                 (RMB)                      (%)

                 Total assets                       39,813,424,174.85     36,687,479,347.08                     8.52
                 Shareholder equity
                   (excluding that of minority
                   shareholders)                     6,291,987,233.53      5,226,913,511.64                    20.38
                 Net assets per share                            1.29                  1.07                    20.56
                 Adjusted net assets per share                 1.2317                1.0001                    23.16



                                                                               BEGINNING OF        INCREASE/DECREASE
                                                                             YEAR TO END OF             BETWEEN THIS
                                                                           REPORTING PERIOD     REPORTING PERIOD AND
                                                     REPORTING PERIOD            (JANUARY -          THE SAME PERIOD
                                                   (JULY - SEPTEMBER)            SEPTEMBER)            LAST YEAR (%)

                 Net cash flow from operating
                   activities                        1,321,167,569.64      3,258,809,607.22                   -10.59
                 Earnings per share                            0.0615                0.1812                    31.13
                 Yield on net assets                            4.77%                14.01%          Increased 0.37%
                 Yield on net assets net of
                   non-recurring loss or gain                   4.70%                10.66%          Increased 0.97%


                 Non-recurring loss gain items
                   (January - September)                              Amount (RMB)
                 Gain on transfer of long term equity
                   investment                                           600,126.14
                 Subsidy income                                      51,046,006.17
                 Non-operating income                               164,843,715.06
                 Non-operating expenses                              -5,485,248.76
                 Total                                              211,004,598.61


          2.2.2  Profit statement

                 PROFIT STATEMENT (JULY - SEPTEMBER)
                 UNIT: RMB

                                                              THIS PERIOD                        CORRESPONDING PERIOD
                                                           (JULY - SEPTEMBER)               OF LAST YEAR (JULY - SEPTEMBER)
                 ITEM                                 CONSOLIDATED      PARENT COMPANY      CONSOLIDATED      PARENT COMPANY

                 1.  Revenue from main operations   5,835,608,641.71   4,600,590,692.56   3,804,513,877.41   3,014,903,473.76
                     Less: Revenue for civil
                             aviation
                             infrastructure
                             construction fund                     -                  -                  -                  -
                           Revenue from main
                             operations             5,835,608,641.71   4,600,590,692.56   3,804,513,877.41   3,014,903,473.76
                     Less: Main operation cost      4,586,741,871.53   3,636,087,111.86   2,863,155,298.70   2,322,215,532.57
                           Business taxes and
                             additional               150,026,930.77     114,651,823.31      37,317,077.01      31,912,859.58
                 2.  Profit from main operations
                      (deficit shown in negative)   1,098,839,839.41     849,851,757.39     904,041,501.70     660,775,081.61
                      Add: Other operating profit
                            (deficit shown in
                            negative)                 131,510,588.75      74,706,991.93      86,234,731.07      43,179,318.99
                     Less: Operating expenses         391,526,585.81     340,455,675.09     324,901,888.51     283,084,927.40
                           General and
                             administration
                             expenses                 264,289,643.56     203,836,552.04     184,667,304.56     138,870,740.89
                           Financial expenses         162,230,205.25     141,059,993.51     188,153,957.23     173,713,063.41
                 3.  Profit from operations
                      (deficit shown in negative)     412,303,993.54     239,206,528.68     292,553,082.47     108,285,668.90
                      Add: Investment income
                            (deficit shown in
                            negative)                  18,739,358.09     101,344,220.29      31,532,022.18     122,354,570.19
                           Subsidy income               7,054,600.00       7,054,600.00      37,943,962.02      37,943,962.02
                           Non-operating income         9,116,866.95       8,621,948.38       1,661,989.32         227,228.18
                     Less: Non-operating expenses      39,142,803.36      39,009,527.04       4,689,256.70       4,350,370.77
                 4.  Total profit
                      (deficit shown in negative)     408,072,015.22     317,217,770.31     359,001,799.29     264,461,058.52
                     Less: Income tax                  70,172,181.87      18,000,000.00      80,185,561.12      29,389,031.61
                     Less: Gain or loss of
                            minority shareholders      38,571,941.33                  -      50,478,933.39                  -
                 5.  Net profit
                      (deficit shown in negative)     299,327,892.02     299,217,770.31     228,337,304.78     235,072,026.91


                 PROFIT STATEMENT (JANUARY - SEPTEMBER)
                 UNIT: RMB

                                                     BEGINNING OF YEAR TO REPORTING PERIOD    CORRESPONDING PERIOD OF LAST YEAR
                                                           (JANUARY - SEPTEMBER)                    (JANUARY - SEPTEMBER)
                 ITEM                                  CONSOLIDATED       PARENT COMPANY       CONSOLIDATED      PARENT COMPANY

                 1.  Revenue from main operations    15,006,200,211.50   11,865,684,750.81   9,277,505,524.07   7,322,046,964.24
                     Less: Revenue for civil
                             aviation
                            Infrastructure
                              construction fund                      -                   -     129,645,221.01     106,247,709.61
                           Revenue from main
                             operations              15,006,200,211.50   11,865,684,750.81   9,147,860,303.06   7,215,799,254.63
                     Less: Main operation cost       11,926,931,747.72    9,481,830,037.78   8,384,176,646.35   6,876,462,256.04
                           Business taxes and
                             additional                 393,879,984.07      301,764,142.02     156,565,388.37     125,790,692.16
                 2.  Profit from main operations
                      (deficit shown in negative)     2,685,388,479.71    2,082,090,571.01     607,118,268.34     213,546,306.43
                     Add: Other operating profit
                           (deficit shown in
                           negative)                    496,078,978.45      273,964,576.72     316,093,812.32     171,303,608.02
                     Less: Operating expenses         1,052,195,794.43      916,234,527.83     744,101,398.43     660,155,549.20
                           General and
                             administration expenses    726,811,039.64      546,195,436.85     649,622,135.39     538,865,581.30
                           Financial expenses           506,196,318.95      444,652,274.84     576,711,985.03     530,656,184.48
                 3.  Profit from operations
                      (deficit shown in negative)       896,264,305.14      448,972,908.21  -1,047,223,438.19  -1,344,827,400.53
                     Add: Investment income
                           (deficit shown in
                           negative)                     30,487,294.68      259,302,800.37      21,826,587.23     204,151,450.38
                          Subsidy income                 60,054,124.91       60,054,124.91      67,143,635.35      67,143,635.35
                          Non-operating income          203,016,076.12      201,372,560.41       3,982,338.05         803,189.48
                     Less: Non-operating expenses        42,497,451.87       47,337,975.58      18,904,742.37      18,098,136.10
                 4.  Total profit
                      (deficit shown in negative)     1,147,324,348.98      922,364,418.32    -973,175,619.93  -1,090,827,261.42
                     Less: Income tax                   162,564,159.10       46,771,409.37     141,009,756.88      71,870,111.36
                     Less: Gain or loss of
                             minority shareholders      102,966,159.29                   -      78,642,354.43                  -
                 5.  Net profit
                      (deficit shown in negative)       881,794,030.59      875,593,008.95  -1,192,827,731.24  -1,162,697,372.78



     2.3 The total number of the Company's shareholders as at the end of the reporting period and the shareholdings of the 10 largest holders of listed shares outstanding

          Total number of shareholders as at the end of the reporting period 103,492

          Shareholding of the 10 largest holders of listed shares outstanding


                                                              Number of listed shares
                                                          outstanding held at the end          Class (A, B, H
          Name of shareholders (in full)                                of the period       Shares or others)

          1   HKSCC NOMINEES LIMITED                                    1,479,837,363                       H
          2   Bank of China - Hai Fu Tung Income
                Growth Securities Investment Fund                          24,328,360                       A



          3   Industrial and Commercial Bank of China -
               (CHINESE CHARACTERS)                                         8,744,868                       A
          4   Bank of China - Huaxia Repaying Securities
                Investment Fund                                             5,192,199                       A
          5   Tongqian Securities Investment Fund                           3,608,652                       A
          6   HSBC NOMINEES (HONG KONG) LIMITED                             3,524,000                       H
          7   HSBC NOMINEES (HONG KONG) LIMITED
                (A/C BR-9)                                                  3,000,000                       H
          8   Industrial and Commercial Bank of China -
               (CHINESE CHARACTERS)                                         2,993,269                       A
          9   Baoying Hongli Profit Securities Investing Fund               2,983,947                       A
          10  China Everbright Bank Company Limited -
               (CHINESE CHARACTERS)                                         2,441,783                       A




3.   DISCUSSION AND ANALYSIS OF MANAGEMENT

     3.1 Brief analysis of the Company's overall operational activities during the reporting period

          For the third quarter of 2004, the Company completed an aggregate of
          1.232 billion tonne-kilometres in traffic-turnover, an increase of 49.64% over the same period of last year; the number of passengers carried was 5,112,200 persons, an increase of 33.25% over the same period of last year; the occupancy rate was 72.06%, an increase of 4.15% over the same period of last year; the total quantity of cargoes and mails carried was 178,200 tones, an increase of 42.75%; the total flying hours were 96,800, an increase of 36.33% over the same period of last year. In the third quarter, the revenue from the Company's main operations was approximately RMB5.836 billion, the profit from the Company's main operations was approximately RMB1.099 billion and the net profit was approximately RMB299 million, which was mainly attributable to the continual development of the national economy of China and the strong demand of the market for air cargo and passenger transport.

     3.2 Information on the principal industry or products which accounted for more than 10% of the total of the revenue or profit from the Company's main business


          INDUSTRY OR PRODUCT               REVENUE FROM MAIN BUSINESS       COST OF MAIN BUSINESS     GROSS MARGIN
                                                            (RMB'0000)                  (RMB'0000)              (%)
                                                             UNAUDITED                   UNAUDITED

          Transport revenue                           5,835,608,641.71            4,586,741,871.53            21.40
          Of which: connected
            transactions                                 54,294,000.00                           -                -


     3.3 Warning or explanation of the causes of any negative accrued profit, or any substantial change in profit over the same period of last year, which may be recorded during the period between the beginning of the year and the end of the next reporting period.

          In 2003, as a result of the significant impact resulting from the outbreak of the severe acute respiratory syndrome, the Company and its subsidiaries (the "Group") recorded a total loss of approximately RMB826 million, determined in accordance with the PRC Accounting Regulations. For the year 2004, in view of the expected continual development of the economy of China and the significant demand in the air transportation market, the Company estimates that the Group will remain profitable throughout 2004.

          The above estimate was made in accordance with the relevant regulations stipulated by the China Securities Regulatory Commission and is subject to a number of uncertainties. The Company cannot make any assurance that such estimate will necessarily materialise. The shareholders of the Company and investors shall exercise caution and should not rely unduly on such estimate.



                                                        By order of the Board
                                                        CHINA EASTERN AIRLINES
                                                          CORPORATION LIMITED
                                                               LI FENGHUA
                                                         Chairman of the Board


The Board as at the date hereof comprises of:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)


Shanghai, the PRC
28th October, 2004